Exhibit 99.1

FOR IMMEDIATE RELEASE:

Investor Relations Contact:
Brad Holmes, Director Investor Relations	Bryce Rhodes
(713) 328-0250	President and CEO
bholmes@whittierenergy.com	(713) 850-1880

Whittier Energy Agrees to be Acquired by Sterling Energy PLC for Approximately $188 Million

HOUSTON, TX — January 19, 2007 — Whittier Energy Corporation (NASDAQ: WHIT) announced today that it has entered into a definitive merger agreement with Sterling Energy plc (LSE:SEY.L) under which Sterling will acquire all of the outstanding shares of Whittier for $11.00 per share in cash resulting in aggregate merger consideration payable to Whittier equity holders of approximately $145 million.  Sterling will also assume approximately $43 million of Whittier net liabilities.

The Boards of Directors of Whittier and Sterling have unanimously approved the transaction. In addition, Whittier Ventures LLC, holder of approximately 14.34% of the outstanding shares of Whittier, has agreed to vote in favor of the transaction. The transaction is subject to routine regulatory approvals and other customary conditions as well as approval by Whittier’s stockholders. The transaction is expected to be completed in the first quarter of 2007.

Bryce Rhodes, President and Chief Executive Officer of Whittier said; “This transaction allows Whittier Energy stockholders to realize substantial value at an attractive premium. It is keeping with our stated strategy from the outset of creating value for our stockholders by monetizing at the appropriate time. This has all been made possible by the very talented team of Whittier directors and employees.  Their hard work and dedication has made the rapid growth of the Company possible and has resulted in significant value for all the Whittier stockholders and I’d like to take this opportunity to say thanks to each of them.”

Ferris, Baker Watts, Inc. is acting as lead financial advisor to Whittier. BMO Capital Markets also advised the Company and rendered a fairness opinion to Whittier’s Board of Directors. Thompson & Knight, LLP acted as the Company’s legal advisors.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas, Louisiana and Mississippi. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California.To find out more about Whittier Energy Corporation (NASDAQ: WHIT), visit www.whittierenergy.com.

About Sterling Energy plc

Sterling is an independent oil and gas exploration and production company formed in October 2002 and listed on the Alternative Investment Market (“AIM”) of the London Stock Exchange. Sterling has built a portfolio of production assets in the Gulf of Mexico and offshore West Africa and has an active exploration program focused predominantly on Africa.

Sterling has expanded its U.S. operations to include the onshore Texas and Louisiana Gulf Coast. In addition to production from Mauritania, Sterling has built a portfolio of African exploration interests including Madagascar, Gabon and Cameroon. Further information is available on its website at www.sterlingenergyuk.com

Forward-Looking Statements

This news release includes projections and other “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These projections or statements reflect Whittier’s current views about future events and performance. No assurances can be given that these events or performance will occur as projected and actual results may differ materially from those projected.  For instance, although Whittier and Sterling have signed an agreement for a subsidiary of Sterling to merge with Whittier, there is no assurance that they will complete the proposed merger. The merger agreement will terminate if the companies do not receive necessary approval of Whittier’s stockholders or government approvals or fail to satisfy conditions to closing. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in oil and gas prices, operating risks and other risk factors as described in Whittier’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and its other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Whittier’s actual results and plans could differ materially from those expressed in the forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and Whittier undertakes no obligation to update such forward-looking statements.

Additional Information About This Transaction

Whittier will file a proxy statement and other documents regarding the proposed transaction described in this press release with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT WHITTIER AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to stockholders of Whittier seeking their approval of the transaction. Investors and stockholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Whittier with the Securities and Exchange Commission at the Securities and Exchange Commission’s web site at http://www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of cost by directing a request to the Director of Investor Relations, Whittier Energy Corporation, 333 Clay Street, Suite 700, Houston, Texas 77002, telephone  (713) 850-1880.

Whittier’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the stockholders of Whittier in connection with the proposed transaction. Certain directors and executive officers of Whittier may have interests in the merger, including receipt of certain retention, severance and/or change of control payments and as a result of holding options or shares of Whittier common stock generally. Information about Whittier’s directors and officers can be found in Whittier’s Proxy Statements and Annual Reports on Form 10-KSB filed with the Securities and Exchange Commission. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.

#####